                                 EMPLOYMENT AGREEMENT


     This Employment Agreement (this "Agreement") is made and entered into as of the 13th day of January, 1998, by and between Casino Data Systems, a Nevada corporation ("CDS") and Mike Perez ("Employee"). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CDS and Employee hereby agree as follows:

1.   EMPLOYMENT; SERVICES.

     1.1 CDS hereby hires and employs Employee, and Employee hereby accepts such hiring and employment, for the position of Chief Financial Officer and for the purpose of performing those services (the "Services") which are usual and customary for a Chief Financial Officer. Employee shall use diligent efforts and shall devote such time and energies as may be reasonably required to perform the Services to the best of his ability.

     1.2 During the term of this Agreement, Employee shall not (i) work as an employee of or independent consultant or contractor for, or provide any other services for hire or benefit to, any third party that competes with CDS or its related entities, or (ii) engage in any activity that in any way competes with the interests of CDS, whether Employee is acting by himself or as an officer, director, shareholder, partner, fiduciary, or otherwise, unless Employee shall first receive the written consent of a majority of the Board of Directors (the "Board").

     1.3    Employee shall report only to the Chief Executive Officer.

2.   TERM.

     2.1 The term of this Agreement shall commence on January 13, 1998 (the "Effective Date") and shall expire on January 13, 2002, unless terminated earlier pursuant to one or more of the following provisions:

            2.1.1 CDS shall have the right to terminate this Agreement and the Services by delivery of written notice to Employee not less than thirty (30) days prior to the delivery of such notice. In such case, this Agreement shall terminate thirty (30) days following the date of delivery of such notice.

            2.1.2 Employee shall have the right to terminate this Agreement and the Services by delivery of written notice to CDS at any time. In such case, this Agreement shall terminate thirty (30) days following the date of delivery of such notice.

            2.1.3    This Agreement shall terminate upon Employee's death.

     2.2    In the event that any of the following events occurs:

            (a) This Agreement is terminated by CDS without "Good Cause" (defined below), or

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            (b)      Employee resigns for "Good Reason" (defined below) prior
                     to the expiration of this Agreement's term,

            then, in addition to all Base Salary, prorated Bonus and benefits due to the effective date of termination, CDS shall also pay to Employee additional Base Salary, prorated Bonus and benefits: (i) if such termination or resignation occurs on or before January 13, 1999, for one additional year after the effective date of such termination or resignation; or (ii) if such termination or resignation occurs after January 13, 1999, either for six additional months after the effective date of such termination or resignation or until the normal expiration date of this Agreement, whichever time period is shorter.

     2.3 If this Agreement is terminated by CDS prior to the end of its term for Good Cause or if Employee resigns for other than Good Reason, then CDS shall pay Employee's Salary, prorated Bonus and benefits only through the effective date of termination of employment.

     2.4    As used herein, "Good Cause" shall mean any of the following:

            (a) Employee persists in taking actions reasonably considered to be in material breach of this Agreement by CDS after notice that such actions are a material breach of his obligations hereunder; or

            (b) Employee is guilty of any grave misconduct or willful material neglect in any discharge of any of his material duties hereunder to the serious detriment of CDS; or

            (c) Employee is convicted of any serious criminal offense which, in the reasonable opinion of the Chief Executive Officer, affects his position as an employee of CDS; or

            (d) Employee has, at any time during or following the Effective Date, engaged in any conduct or has engaged in relationships with other persons that would, in the reasonable opinion of the Chief Executive Officer, jeopardize any existing or future gaming licenses held or sought by CDS.

     2.5 As used herein, "Good Reason" shall mean that a "Change in Control" as defined in Section 11.12 of the CDS 1993 Stock Option and Compensation Plan, as amended (the "Plan") has occurred and thereafter one or more of the following occurs:

            (a)      Employee has been demoted; or

            (b) Employee has incurred a substantial reduction in his authority or responsibility; or

            (c) There has been a material change in Employee's working hours or working days to non-normal working hours or non-normal working days; or

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            (d)      Employee has incurred material reduction in his
                     remuneration either as base pay or benefits.

3.   COMPENSATION.

     3.1 From and after the Effective Date, CDS shall pay to Employee a gross base salary (the "Base Salary") equal to Two Hundred Thousand Dollars ($200,000.00) per annum, which Base Salary shall be payable in twenty-six equal installment of Seven Thousand Six Hundred Ninety-two and 31/100 Dollars ($7,692.31). Such installments shall be paid in arrears every two (2) weeks. The Base Salary may be increased by the Chief Executive Officer.

     3.2 Employee shall receive an annualized bonus (the "Bonus") of up to 50% of his Base Salary payable at such time and manner designated by the Board. The Bonus shall be dependent upon Employee's satisfaction of certain criteria mutually agreed upon by Employee and the Chief Executive Officer. The Chief Executive Officer and Employee will review and, if mutually agreed, revise the criteria for the Bonus at least annually.

     3.3 Employee shall be reimbursed his reasonable relocation expenses in the amount not to exceed Twenty Thousand Dollars ($20,000). Relocation expenses shall include the cost of family travel to locate a new residence, sales commissions and other expenses of selling his current residence, all moving and moving-related expenses, and any mortgage "points" payable at the closing with respect to his new residence.

     3.4 CDS shall withhold all relevant income taxes, unemployment insurance, Social Security contributions, workers' compensation insurance, and other customary amounts from Employee's Base Salary and Bonus, if any, prior to distribution of the net proceeds therefrom to Employee.

     3.5 Employee shall be eligible for any other benefits as may be provided by CDS from time to time for its executive employees, pursuant to CDS' policies and eligibility requirements with respect thereto. Such benefits may be amended, changed, or terminated from time to time by the Board, in its sole and absolute discretion, provided that CDS takes such action with respect to all employees similarly situated as Employee and does not discriminate against Employee in any such action.

     3.6 CDS shall have the right to purchase "key man" insurance covering Employee at any time. Any such policy and the proceeds therefrom shall at all times remain the property of CDS, which shall at all times be the designated beneficiary thereunder and neither Employee nor his estate, heirs, or beneficiaries shall have any right, title or interest therein or thereto.

4.   NON-COMPETITION.

     4.1    This non-competition provision shall remain in effect until:

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            (a)      Employee dies; or

            (b) Employee's employment with CDS is terminated without Good Cause or is terminated by Employee for Good Reason; or

            (c) Two years after the date of the termination of Employee's employment by CDS for Good Cause or the termination of Employee's employment by Employee without Good Reason; or

            (d) Two years after the termination of Employee's employment with CDS by reason of the expiration of this Agreement and Employee's election not to renew this Agreement for other than Good Reason.

            The term of this non-competition provision shall expire as specified in the applicable subparagraph above upon the happening of the first of any of the above events to occur.

     4.2 During the term of this non-competition provision, Employee shall not, either directly or indirectly, for or by himself or for or in conjunction with any other person, company, or other entity, whether as an employee, independent contractor, consultant, shareholder, owner, or otherwise, engage in any activity in any location or place in the world if such activity directly or indirectly competes with the business of CDS. Without limiting the generality of the foregoing, during the term of this non-competition provision, Employee shall not call upon any customer or potential customer of CDS or any related entity of CDS, perform any of the Services or other activities which he performed while in the employ of CDS for a competitor of CDS or its related entities, solicit orders for any products or services similar to those products or services offered by CDS, sell any products or services competing with the products or services of CDS, divert or take away any customer or business opportunity of CDS or any related entity of CDS, entice or hire away any employee from CDS or any related entity of CDS, or otherwise compete with CDS in any manner during the term of this Agreement.

5. CONFIDENTIALITY; PROPRIETARY RIGHTS OF CDS; DISCLAIMER OF RIGHTS TO TECHNOLOGY AND INTELLECTUAL PROPERTY.

     5.1 At all times during the term of this Agreement and from and after the termination of this Agreement, whether such termination takes place in accordance with the provisions of this Agreement or for any other reason, and whether this Agreement is terminated for or without cause, Employee shall keep strictly confidential and secret any and all proprietary or confidential information related to CDS or CDS' business, whether such information is obtained by Employee in the course of his employment or otherwise. Without limiting the generality of the foregoing, Employee shall not disclose to any other person, company, or entity (except in connection with Employee's duties and obligations consistent with the terms of this Agreement and the scope of the Services) any aspect of CDS' business methods, manufacturing processes, business secrets, business systems or products, customer names, prospective customers, accounting systems, computer software or hardware systems, or marketing or business plans.

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     5.2    The foregoing notwithstanding, Confidential Information does not include any of the following:

            (a) information which through no wrongful act or failure to act on the part of Employee becomes generally known or available, or

            (b) information which is furnished to others by CDS without restriction on disclosure, or

            (c) information which is hereafter furnished to Employee by third parties as a matter of right and without restriction on disclosure, or

            (d) information which is known to others in the industry or is ascertainable from other sources without a breach by the other sources of any nondisclosure agreement on their part.

     5.3 At all times during the term of this Agreement and from and after the termination of this Agreement, Employee shall hold in a fiduciary capacity for the benefit of CDS and shall disclose fully to CDS immediately upon origination, discovery, invention or acquisition, any and all inventions, discoveries, improvements, apparatus, processes, compounds, formulae, computer programs, patents, licenses, copyrights and trademarks made, invented, discovered, developed or secured by Employee during his employment by CDS, solely or jointly with others, or otherwise, and which may be directly or indirectly useful in, or relate to, the manufacture, production, sale, development, or use of any product or service of CDS, and all of the foregoing shall be owned exclusively by CDS. Employee agrees and acknowledges that the compensation paid to Employee under this Agreement is full and adequate consideration for Employee's covenants under this Section 5.3 and that Employee shall not be entitled to receive any other compensation, fee, commissions, royalty or other amount in connection therewith.

6.   INDEMNITY; SURVIVAL.

     6.1 Employee and CDS shall indemnify, defend, and hold harmless the other from and against any and all loss, cost, damage, liability, or expense, as a result of reckless or malicious conduct of the other, or a willful breach of a duty of good faith. This indemnity shall only apply to Employee's actions and duties as an employee of CDS.

     6.2 The provisions of Articles 4, 5 and 6 of this Agreement shall survive the termination of this Agreement.

7.   MISCELLANEOUS PROVISIONS.

     7.1 FILES. All records contained in the files of CDS (other than Employee's personal financial information) shall be the property of CDS and Employee shall not remove such records upon the termination of Employee's employment with CDS.

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     7.2    ENTIRE AGREEMENT; AMENDMENTS.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect thereto. This Agreement may not be altered, amended, changed, terminated or modified in any respect or particular unless the same shall be in writing and signed by the part to be charged.

     7.3 ATTORNEY'S FEES. In the event of any action for breach of, to enforce the provisions of, or otherwise arising out of or in connection with this Agreement, the prevailing party in such action, as determined by the court in such action, shall be entitled to receive its reasonable attorneys' fees and costs form the other party. If a party voluntarily dismisses an action, a reasonable sum as attorneys' fees shall be awarded to the other party.

     7.4 NEVADA LAW; JURISDICTION AND VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada. This parties hereby consent to the personal jurisdiction of any court of competent jurisdiction with the State of Nevada. The exclusive venue for any action or proceeding relating to or arising out of this Agreement shall be Clark County, Nevada.

     7.5 BINDING EFFECT. Employee acknowledges that Employee's obligations and duties under this Agreement are unique personal services benefiting CDS and shall not be delegated in any manner or respect nor shall this Agreement be assigned by Employee. This Agreement may not be assigned by CDS without Employee's prior consent, except in connection with any sale or transfer of all or part of CDS' business, in which case no consent of Employee shall be required. This Agreement shall be binding upon and inure to the benefit of any permitted heirs, successors, and assigns.

     7.6 VALIDITY. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid based upon applicable law. But, if any provision or part of any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or prohibited thereunder, such provision or part of any such provision shall be ineffective only to the extent of such invalidity or prohibition, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     7.7 HEADINGS. The headings of the paragraphs of this Agreement are inserted solely for convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision of this Agreement.

     7.8 NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing and delivered in person to the other party, or sent by certified United States Mail, with postage prepaid.

     7.9 WAIVER. The failure of either party to enforce any of its rights or remedies in connection with a breach of this Agreement by the other party or in any other case shall not be deemed to be a waiver of said first party's rights or remedies with respect thereto or with

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            respect to any other breach of this Agreement by the other party. No such waiver of rights or remedies shall exist unless the same shall be in writing and signed by the party to be charged.

     7.10 REMEDIES. Employee acknowledges that CDS' remedy at law for any breach or threatened breach by Employee of Articles 4 and 5 hereof will be inadequate. Therefore, CDS shall be entitled to injunctive and other equitable relief restraining Employee from violating those requirements, in addition to any other remedies that may be available to CDS under this Agreement or applicable law.

     IN WITNESS WHEREOF, CDS and Employee have executed this Agreement as of the date first set forth above.

                                   CASINO DATA SYSTEMS,
                                        a Nevada corporation

/s/ Mike Perez                     By:  /s/ Kenneth S. Hardesty
------------------------------         --------------------------------------
Mike Perez                         Its:    C E O
                                       ---------------------------------




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             Amendment to the Employment Agreement of Michael Perez

1. With respect to Section 2.5, this section is expanded to include the following as an event which would qualify as "Good Reason";

    "The termination of the CEO, whether by resignation with or without good cause or good reason, shall be considered an event which would justify resignation by the CFO for "Good Reason".

2. The total amount of relocation expenses in section 3.3 is changed to "not to exceed Thirty Thousand Dollars ($30,000)".

3. The Board of Directors has agreed to grant to Michael Perez options to purchase 100,000 shares of common stock of the company at a price of $3.13. However, since only 60,000 shares are left in the option pool, this section clarifies that Casino Data Systems agrees to grant to Michael Perez the right and option to purchase an aggregate of 100,000 shares of common stock of the company at a purchase price of $3.13 vesting as set forth in the following schedule:


         Total shares vested               Vesting Date
        ---------------------            -----------------
              25,000                      January 13, 1999
              50,000                      January 13, 2000
              75,000                      January 13, 2001
             100,000                      January 13, 2002



    The 40,000 shares not available for immediate grant from the current pool of options available for grant, will be granted upon an increase in the option pool at the same price of $3.13 and the same vesting schedule above.

4. The definition of "Change of Control" for purposes regarding the provision for the acceleration of vesting privileges will be defined as the events set forth in provisions (1), (2), and (3) in section 11.12 of the CDS 1993 Stock Option and Compensation Plan, as amended and WILL NOT BE SUBJECT TO DETERMINATION by "the board of directors and a majority of the Continuing Directors" as currently written in the first paragraph of this section.

5. The 30 day waiting period for health benefits is waived and benefits will be effective from the date of employment.

6. During the first year of employment the company will provide 2 weeks of paid vacation.

       In Witness Whereof, CDS and Employee have executed this Amendment to the Employment Agreement as of the date set forth below:


                                       CASINO DATA SYSTEMS,
                                         a Nevada corporation


      /s/ Michael Perez                By: /s/ Kenneth S. Hardesty
      ------------------------------      ----------------------------
       Michael Perez                      Its: Chief Executive Officer
                                          ----------------------------

                                       DATE:   1/3/98
                                            --------------------------